Exhibit 10.3

LOAN AGREEMENT

Durant Industrial Authority	SG Echo, LLC	SG Blocks, Inc.
300 W. Evergreen	101 Waldron Road	195 Montague Street
Durant, OK 74701	Durant, OK 74701	Brooklyn, NY 11201
(hereinafter “Lender”)	(hereinafter “Borrower)	(hereinafter “Guarantor)
$750,000	October 29, 2021	April 29, 2029
Note Amount	Effective Date	Maturity Date

The Borrower, with its principal office, place of record-keeping and mailing address stated above, has applied to Lender for a loan to be evidenced by Borrower's promissory note dated effective October 29, 2021, in the principal amount of $750,000.00 bearing interest at the rates therein specified and containing certain other terms and conditions as set forth therein (the "Note").

In consideration of Lender making such loan, Borrower agrees as follows:

SECTION I. REPRESENTATIONS AND WARRANTIES.

Borrower represents to Lender that:

(a)	The foregoing statements concerning Borrower are true and correct;
(b)	This Loan Agreement, Note, and any other instrument contemplated in connection herewith (the "Loan Documents"), have been duly authorized, executed and delivered, and constitute the legal and binding obligations of Borrower enforceable in accordance with their terms, and are not in conflict with any provision of law or of the articles of incorporation or by-laws of Borrower or any other agreement to which Borrower is a party;
(c)	There are no known actions, suits or proceedings against Borrower (for which adequate reserves have not been made on Borrower's books) at law or in equity, or before or by any governmental body or instrumentality, domestic or foreign; and contingent liabilities of Borrower are fully disclosed in the Financial Information referred to above;
(d)	Borrower is not a party to any agreement or instrument or subject to any charter or other corporate restriction materially and adversely affecting its business, properties, assets, operations or its general condition whether financial or otherwise;
(e)	No certificate or statement herewith or heretofore delivered by Borrower to Lender in connection herewith, or in connection with any transaction contemplated hereby, contains any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained therein from being misleading.

SECTION II. POSITIVE COVENANTS.

Borrower covenants to:

(a)	Furnish to Lender within a period not to exceed forty-five (45) days after the closing of each calendar quarter, a true and correct Oklahoma Tax Report in form and substance acceptable to Lender;
(b)	Furnish to Lender within a period not to exceed forty-five (45) days after the closing of each calendar quarter, an employee summary, in form and substance acceptable to Lender;
(c)	At all times during the term of the Note, maintain a minimum of seventy (75) full time employees of Borrower, as that term is defined by applicable federal and state statutes and regulations. This covenant shall be tested on an annual basis, as of December 31 of each year, beginning December 31, 2022. Borrower will have twenty four (24) months in which to fully comply with this provision.

(d)	Comply with the requirement to maintain Hourly Wages of 1.5 times the Federally Mandated Minimum Wage, as established on the date of this Agreement, for all employees. For the purposes of this Agreement, the term "Federally Mandated Minimum Wage" shall mean the sum of $7.25 per employee hour worked. This covenant shall be tested on an annual basis, as of December 31 of each year, beginning December 31, 2022.
(e)	Offer health insurance benefits to all employees of Borrower as prescribed in Oklahoma Statutes Annotated, Title 68, Section 3603 effective as of the date of this Agreement. This covenant shall be tested on an annual basis, as of December 31 of each year, beginning December 31, 2022;
(f)	Offer 401K plan benefits to all full-time employees of Borrower;
(g)	At all times keep true and complete books, records and accounts, and permit Lender through its agents and representatives to visit and inspect Borrower's properties located in Durant, Oklahoma, and to discuss Borrower's affairs, finances and accounts related to its Durant, Oklahoma facility with its officers, all at such reasonable times as Lender may desire;
(h)	Maintain and keep in full force and effect, its existence as a limited liability company, duly authorized to transact business in the state of Oklahoma, rights and franchises and comply with all laws applicable to Borrower;
(i)	Pay or cause to be paid all taxes, assessments and other governmental charges levied upon any of Borrower's properties or in respect of franchises or income before the same became delinquent, unless the same is being contested in good faith by appropriate proceedings and reserves deemed adequate by Lender have been established therefor;
(j)	Pay all lawful claims, whether for labor, materials or otherwise, which might or could, if unpaid, become a lien or charge on any property or assets of Borrower, unless the same is being contested in good faith by appropriate proceedings and reserves deemed adequate to Lender have been established therefor;
(k)	Comply fully with all of the provisions of the Loan Documents;
(l)	Give immediate notification to Lender of any litigation, or of any claim or controversy which might become the subject of litigation, of any Federal tax lien, assessment or knowledge of a proposed tax assessment which would have a material adverse financial impact upon Borrower.

SECTION III. NEGATIVE COVENANTS.

Until the Note and all other obligations and liabilities of Borrower hereunder are fully paid, Borrower covenants that it will not, without prior written consent of Lender, suffer or permit any Event of Default to occur under the Loan Documents but shall faithfully preserve and perform all of their covenants;

SECTION IV. DEFAULT.

Each of the following events shall constitute an Event of Default:

(a)	Failure to comply with the Positive Covenants of Section II of this Loan Agreement.
(b)	Default in the performance of any covenant or provision of any Loan Documents.
(c)	Borrower shall: (a) execute an assignment for the benefit of creditors or take any action in furtherance thereof; or (b) admit in writing inability to pay its debts generally as they become due; or (c) as a debtor, file a petition, case, proceeding, or other action pursuant to, or voluntarily seek the benefit or benefits of any debtor relief law or take any action in furtherance thereof; or (d) seek, acquiesce in, or suffer the appointment of a receiver, trustee, or custodian of Borrower; or (e) voluntarily become a party to any proceeding seeking to effect a suspension or having the effect of suspending any of the rights of Lender granted or referred to in the Loan Documents or take any action in furtherance thereof.

(d)	The filing of a petition, case, proceeding, or other action against Borrower, as a debtor under any debtor relief law; or seeking appointment of a receiver, trustee, or custodian of Borrower that affects its ability to perform under the Note, or seeking to effect a suspension or having the effect of suspending any of the rights of Lender granted or referred to in the Loan Documents, and: Borrower admits, acquiesces in, or fails to contest the material allegations thereof; or (b) the petition, case, proceeding, or other action results in entry of an order for relief or order granting the relief sought against Borrower; or (c) the petition, case, proceeding, or other action is not permanently dismissed on or before the earliest of trial thereon or sixty (60) days next following the date of its filing.
(e)	The discovery by Lender that any warranty, covenant, or representation made to Lender by or on behalf of Borrower is false, misleading, erroneous, or breached in any material respect.
(f)	A default shall not be an Event of Default if the default is cured within thirty (30) days following the delivery of or the mailing of written notice from Lender to Borrower's most current address as reflected in Lender's business records specifying the existence of any such default. If such default is not cured within the thirty (30) day period, the default shall be an Event of Default without need of any further notice or action by Lender.
(g)	Upon the occurrence of any such Event of Default, Lender at its option, without written notice, demand or presentation, which are hereby waived, may declare the unpaid principal of and accrued interest then owing upon the Note and any other indebtedness of Borrower to Lender, to be immediately due and payable, and upon such declaration such principal and interest shall become and be forthwith due and payable.

Upon any default, Lender is entitled to the entirety of loaned amount, interest, attorney fees, and collection costs except as specifically set forth herein. Borrower shall receive credit for all times in which it was in compliance with the terms herein prior to the default. The following shall serve as an example: The term of the note is 90 months. If Borrower maintains full compliance with the terms herein – maintaining sufficient number of employees with required pay and benefits – for 27 months before defaulting, Borrower shall be responsible for repaying the borrowed $750,000 less $225,000 (27/90 x $750,000) for a total repayment of $525,000.

SECTION V. MISCELLANEOUS.

All covenants and agreements contained herein shall bind and inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto, whether so expressed or not, and in particular shall inure to the benefit of and be enforceable by the holder of the Note. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by an officer of Lender, and then shall be effective only in the specific instance and for the purpose for which given. This Agreement shall be construed and enforced in accordance with the laws of the State of Oklahoma and any portion hereof held by a court of competent jurisdiction to be invalid or illegal shall not invalidate or nullify the remainder of this Agreement, but shall be confined only to that portion held invalid or illegal. No failure or delay on the part of Lender to exercise any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise by Lender of any right hereunder preclude any other or further exercise thereof. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted principals of good accounting practice consistently applied on the basis used by Borrower in prior years.

Any notice under this Agreement shall be in writing and shall be effective when actually delivered or, if mailed, shall be deemed effective when deposited in the United States mail first class, certified mail, postage prepaid, directed to the addresses shown near the beginning of this Agreement. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party's address. For notice purposes, Borrower agrees to keep Lender informed at all times of Borrower's current address.

Executed this 29th day of October.

Lender:

Durant Industrial Authority

By: /s/Lisa Taylor

Lisa Taylor, Executive Director

Borrower:

SG Echo, LLC

By: /s/ Paul M. Galvin

Paul Gavin, Managing Member

Guarantor:

SG Blocks, Inc.

By: /s/ Gerald Sheeran

Gerald Sheeran, Acting Chief Financial Officer